COASTAL PETITIONS APPELLATE
                          COURT FOR IMMEDIATE ISSUANCE
                           OF OFFSHORE DRILLING PERMIT

     TALLAHASSEE, Fla., Aug. 28, 1996 --Coastal Petroleum Company said it has petitioned Florida's First District Court of Appeal to order the state's Department of Environmental Protection (DEP) to issue an offshore drilling permit to the company without further delays.

     The company said the same court ruled last April that DEP had no legal basis to deny its permit application.

     Earlier this month, DEP announced it was ready to issue the permit, subject to the company's publication of the agency's Notice of Intent, which could reopen public hearings.

     Coastal contended DEP had no authority to impose such a requirement on the company and that the permit should be issued forthwith. The agency, however, then reiterated its demand that Coastal publish the notice.

     Phillip W. Ware, Coastal's president, said the company's petition argues that DEP has imposed an illegal requirement to stall issuance of the permit for the third time, and that the Court should overrule the agency and order it to issue the permit immediately.

     Ware said Coastal also has filed a formal Notice of Appeal of the DEP's order to protect against a jurisdictional challenge by the agency.

     Coastal Petroleum Company has a three-mile-wide leasehold, 7.4 to 10.4 miles offshore, that parallels Florida's Gulf Coast from Apalachicola Bay to Naples, encompassing more than 1,250 square miles. It is a majority-held subsidiary of Coastal Caribbean Oils & Minerals, Ltd. [Boston: CCO-B; CCO-BN]

                                      -RMB-

                   Contact: Phillip W. Ware, at (904) 653-2732